EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form SB-2 and related Prospectus of Solomon Technologies, Inc. and to the inclusion of our report dated April 2, 2007, with respect to the financial statements of Solomon Technologies, Inc. as of December 31, 2006, and for each of the two years in the period ended December 31, 2006, and our report dated August 17, 2006, with respect to the financial statements of Technipower LLC as of December 31, 2005, and 2004 and for the years then ended.

/s/ UHY LLP

Hartford, Connecticut
October 1, 2007